Exhibit 99.1

Longs Reports Preliminary February Sales

WALNUT CREEK, CA (March 4, 2005) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $354.3 million for the four-week period ended March 3, 2005, a 1.1% decrease from sales of $358.2 million in the comparable period a year ago. Pharmacy sales were 48.9% of total drug store sales compared with 47.2% a year ago.

Preliminary February same-store sales decreased 1.6% from the comparable period last year. Pharmacy same-store sales increased 2.0% and front-end same-store sales decreased 4.8%. Last year, Longs estimated that February same-store sales were favorably impacted by 200 to 250 basis points as a result of the grocery strike in Southern California that ended February 26, 2004.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 472 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.